                                Exhibit 99.1
NEWS RELEASE

WELBILT REPORTS SECOND QUARTER OPERATING RESULTS

New Port Richey, FL. - August 4, 2020 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2020 second quarter.

2020 Second Quarter Highlights (1)

•	Net sales were $206.0 million, a decrease of 51.7 percent from the prior year; Organic Net Sales (a non-GAAP measure) decreased 51.2 percent from the prior year

•
Earnings from operations were $0.7 million compared to $57.2 million in the prior year; as a percentage of net sales, earnings from operations were 0.3 percent compared to 13.4 percent in the prior year

•
Adjusted Operating EBITDA (a non-GAAP measure) was $19.8 million compared to $82.8 million in the prior year; Adjusted Operating EBITDA margin was 9.6 percent compared to 19.4 percent in the prior year

•
Net loss was $17.4 million compared to net earnings of $20.0 million in the prior year; Adjusted Net Loss (a non-GAAP measure) was $9.9 million compared to Adjusted Net Earnings of $30.8 million in the prior year

•
Diluted net loss per share was $0.12 compared to diluted net earnings per share of $0.14 in the prior year; Adjusted Diluted Net Loss Per Share (a non-GAAP measure) was $0.07 compared to Adjusted Diluted Net Earnings Per Share of $0.22 in the prior year

•
Net cash provided by operating activities was $8.1 million, compared to net cash used in operating activities of $25.0 million in last year's second quarter; Free Cash Flow (a non-GAAP measure) was $3.2 million compared to $54.4 million in last year's second quarter

•	Total liquidity was $298.3 million on June 30, 2020 and consisted of $139.5 million of cash and cash equivalents and $158.8 million of availability on the Revolving Credit Facility

2020 Second Quarter Year-to-date Highlights (1)

•	Net sales were $534.9 million, a decrease of 33.3 percent from the prior year; Organic Net Sales decreased 32.6 percent from the prior year

•	Earnings from operations were $1.3 million compared to $81.7 million in the prior year; as a percent of net sales, earnings from operations were 0.2 percent compared to 10.2 percent in the prior year

•	Adjusted Operating EBITDA was $65.3 million compared to $132.9 million in the prior year; Adjusted Operating EBITDA margin was 12.2 percent compared to 16.6 percent in the prior year

•	Net loss was $32.5 million compared to net earnings of $17.4 million in the prior year; Adjusted Net Loss was $8.5 million compared to Adjusted Net Earnings of $38.2 million in the prior year

•
Diluted net loss per share was $0.23 compared to diluted net earnings per share of $0.12 in the prior year; Adjusted Diluted Net Loss Per Share was $0.06 compared to Adjusted Diluted Net Earnings Per Share of $0.27 in the prior year

•
Net cash used in operating activities was $64.4 million, compared to $382.0 million in the prior year; Free Cash Flow was a $74.9 million use of cash, compared to a $14.5 million use of cash in the prior year

(1) Definitions and reconciliations of the non-GAAP measures used herein are included in the schedules accompanying this release.

Summarizing the Company's second quarter performance, Bill Johnson, Welbilt's President and CEO, stated, "We are pleased with our margin and cash flow performance during the worst quarter in the history of our industry due to the impact from the COVID-19 pandemic. We remained very focused on protecting the health and safety of our employees while implementing aggressive cost reduction actions in late March. These actions helped us deliver positive margins and cash flow, and keep liquidity consistent with the prior quarter."

Net sales declined 51.7 percent in the second quarter compared to last year's second quarter. Excluding the impact from foreign currency translation, Organic Net Sales decreased 51.2 percent, which was primarily driven by decreased volumes due to the impact of the COVID-19 pandemic on foodservice providers globally and the resulting decrease in demand for commercial foodservice equipment. Organic Net Sales declines were greatest in April (60 percent decrease from the prior year) and improved sequentially in May and June in all three of our regions as restaurants and other professional kitchen operators were allowed to gradually reopen as the quarter progressed. June net sales decreased 40 percent from the prior year.

Adjusted Operating EBITDA margin decreased year-over-year in the second quarter primarily due to lower volume related to the impact from the COVID-19 pandemic, which was partially offset by positive net pricing. The rapid drop in demand associated with the pandemic caused unfavorability in both material cost and manufacturing costs. Selling, general and administrative expenses (net of adjustments for Business Transformation Program ("Transformation Program") expenses and other items) were lower due to cost reductions initiatives including reductions in force and temporary furloughs, temporary reductions of executive, employee and Board compensation, and a significant curtailment of travel, marketing and other discretionary spending.

We continued to make progress on the Transformation Program during the second quarter. Our planned procurement activities related to materials spend remains on-track as we continue to implement new agreements with both current and new suppliers. We also continued to

Welbilt Reports 2020 Second Quarter Operating Results

implement changes in our manufacturing plants to drive incremental efficiency improvement with certain projects progressing at a slightly slower pace due to temporary plant closures and reduced staffing during the quarter related to the COVID-19 pandemic. We remain encouraged by our progress to date and remain committed to completing the activities included within the scope of our Transformation Program by the end of 2021 as originally anticipated and remain confident in our ability to achieve the $75 million of savings and the 500 basis points of margin improvement when sales and volume levels of the business return to pre-COVID levels.

Liquidity and Debt
Net cash provided by operating activities in the second quarter was $8.1 million compared to a use of $25.0 million in last year's second quarter. Net cash used in investing activities in the second quarter was $5.1 million compared to $111.8 million of net cash provided by investing activities in last year's second quarter. Free Cash Flow (a non-GAAP measure) was $3.2 million in the quarter compared to $54.4 million in last year's second quarter. Free Cash Flow reflects cash provided by or used in operating activities less capital spending, with the prior year period adjusted for the effects of the accounts receivable securitization program that was terminated during last year's first quarter. The decrease in Free Cash Flow in the second quarter versus last year's second quarter reflects the change from net earnings in last year's second quarter to a net loss in the current year's second quarter mainly due to lower net sales, increases in inventory and other assets, and decreases in accounts payable and other current and long-term liabilities, partially offset by a decrease in accounts receivable (as adjusted for the accounts receivable securitization program effects). Capital spending was $4.9 million in the second quarter compared to $5.3 million in last year's second quarter.

During the quarter, total debt and finance leases (including the current portion) decreased by $10.4 million. Our ending cash and cash equivalents was $139.5 million, a decrease of $9.0 million in the quarter. Total global liquidity was $298.3 million as of June 30, 2020, which consisted of the $139.5 million of cash and cash equivalents and $158.8 million of availability on our Revolving Credit Facility. Total global liquidity was relatively unchanged from total global liquidity of $299.5 million as of March 31, 2020.

Restructuring and Other Charges
During the first quarter of 2020, we executed a workforce reduction in the Americas region and Corporate as well as a limited management restructuring to reduce operating expenses primarily in response to the negative impact of the global COVID-19 pandemic on our operations. We also recognized severance and related costs in connection with restructuring actions initiated during the fourth quarter of 2019 in the EMEA and APAC regions. We recognized $0.9 million of restructuring charges related to these actions in the second quarter. In addition and as previously reported, we voluntarily disclosed to U.S. Customs and Border Protection certain errors in the declaration of imported products. In the second quarter, we recorded an additional charge of $0.3 million as a component of "Restructuring and other expenses" related to this issue and may generate additional losses in the future until this matter is resolved.

2020 Guidance
Due to the COVID-19 pandemic and the resulting impact on the commercial foodservice industry and uncertainty of demand for our products, we previously withdrew our 2020 guidance on March 20, 2020. Today we are only providing guidance related to our third quarter sales expectations, which we expect to decrease between 30 and 35 percent from the prior year. We do not plan to reinstate additional guidance until macroeconomic and commercial foodservice industry conditions have sufficiently stabilized.

Additional Management Commentary
"We are pleased with our second quarter results in the face of a historic drop in demand for commercial foodservice equipment, driven by the COVID-19 pandemic," said Bill Johnson, Welbilt’s President and CEO. "Net sales declined year-over-year by approximately 60 percent in April but improved each month sequentially throughout the quarter as stay-at-home orders were gradually eased beginning in May in the U.S. and later in EMEA. APAC saw sequential improvement in China, Japan and Australia during the quarter but saw other parts of the region shut down during the quarter. By the end of the quarter, most of the countries in the regions where we operate had either reopened or were in the process of reopening. While improvement in demand in the U.S. plateaued in early July due to rising COVID-19 cases, we believe overall demand will continue to gradually improve over the next several quarters assuming widespread stay-at-home orders are not reimposed."

"The aggressive cost containment actions we implemented at the end of the first quarter allowed us to deliver a 9.6 percent Adjusted Operating EBITDA margin in the second quarter. We remained very focused on protecting the health and safety of our employees and have been fortunate to have experienced very few COVID-19 cases worldwide. With the tools we've developed as part of our Business Transformation Program, we were able to run our plants generally in-line with demand as the quarter progressed. We had one-to-three week temporary closures at 50 percent of our Americas and EMEA plants early in the quarter and a few continued sporadically throughout the quarter to balance demand with productivity. At the end of the first quarter, we implemented a reduction in force impacting both production and salaried employees in the Americas and at Corporate - these were expected to take place later in the year due to productivity gains and process improvements made through our Transformation Program but were pulled forward due to the business downturn. In addition, we had temporary furloughs and salary reductions in place for some employees in the Americas and EMEA and compressed discretionary spending throughout the quarter. We have plans for other narrower actions in the third quarter. We remain committed to managing our production levels and cost structure to match demand for as long as necessary."

"Our liquidity position at the end of the second quarter was virtually unchanged from the beginning of the quarter, reinforcing our confidence that our liquidity resources are sufficient to meet our working capital needs and cash requirements for the foreseeable future. Our accounts receivable and accounts payable were well managed in the quarter. Our finished goods inventory increased due to some delayed and canceled orders by customers and for certain targeted initiatives. Raw materials inventory increased due to purchased materials that were already in

Welbilt Reports 2020 Second Quarter Operating Results

transit as demand dropped and decisions we made to carry some additional safety stock from certain suppliers. We are continuing to advance our key strategic initiatives, such as the Transformation Program, our common controller project and new product innovation, and will continue to adjust their timelines as necessary to manage our costs and liquidity while we focus our resources on initiatives that are likely to become more prominent due to social distancing, such as ghost kitchens and enhanced sanitation features."

"The resiliency of our Welbilt team to remain focused on executing our strategy while dealing with the most difficult conditions ever faced by our industry continues to amaze me. I am very proud of this team and remain confident that we will emerge as a stronger company once business conditions begin to normalize," concluded Johnson.

Conference Call and Webcast
Welbilt will host a live conference call to discuss its 2020 second quarter earnings on Tuesday, August 4, 2020 at 10:00 am ET. A live webcast, supplemental presentation slides and replay of the call can be accessed on the Investor Relations page at www.welbilt.com. The webcast replay will be available for 30 days from Tuesday, August 4, 2020 at 1:00 pm ET. The information on our website is not a part of this release.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln®, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by two service brands: FitKitchen®, our fully-integrated kitchen systems brand, and KitchenCare®, our aftermarket parts and service brand. Headquartered in the Tampa Bay region of Florida and operating 20 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors, dealers, buying groups and manufacturers' representatives in over 100 countries. We have approximately 4,500 employees and generated sales of $1.6 billion in 2019. For more information, visit www.welbilt.com.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, our expectations regarding the potential future impacts from the COVID-19 pandemic on our business, results of operations, financial condition and cash flows (including demand, sales, operating expenses, Adjusted Operating EBITDA, net income (loss), operating cash flows, intangible assets, staffing levels, supply chain, government assistance and compliance with financial covenants), including on customer demand, supply chains and production; our ability to meet working capital needs and cash requirements over the next 12 months; our ability to realize savings from reductions in force and other cost saving measures; compliance with the financial covenants under our credit facility; our ability to obtain financial and tax benefits from the CARES Act; our expectations regarding future results, descriptions of the Transformation Program, including anticipated costs, completion dates and targeted annualized savings; expected impact of restructuring and other operating and strategic plans and any assumptions on which those expectations, outlook, descriptions, targets or plans are based. Certain of these forward-looking statements can be identified by using words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "endeavors," "forecasts," "could," "will," "may," "future," "likely," "on track to deliver," "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks from global pandemics including COVID-19; risks related to our ability to timely and efficiently execute on manufacturing strategies; our ability to realize anticipated or targeted earnings enhancements, cost savings, strategic options and other synergies (through the Transformation Program or otherwise) and the anticipated timing to realize those enhancements, savings, synergies, and options; acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and general integration risks; our substantial levels of indebtedness; actions by competitors including competitive pricing; consumer and customer demand for products; the successful development and market acceptance of innovative new products; world economic factors and ongoing economic and political uncertainty; our ability to source raw materials and commodities on favorable terms and successfully respond to and manage related price volatility; our ability to generate cash and manage working capital consistent with our stated goals; costs of litigation and our ability to defend against lawsuits and other claims and to protect our intellectual property rights; unanticipated environmental liabilities; the ability to obtain and maintain adequate insurance coverage; data security and technology systems; our labor relations and the ability to recruit and retain highly qualified personnel; product quality and reliability, including product liability claims; changes in the interest rate environment and currency fluctuations; compliance with, or uncertainty created by, existing, evolving or new laws and regulations, including recent changes in tax laws, tariffs and trade regulations and enforcement of such laws around the world, and any customs duties and related fees we may be assessed retroactively for failure to comply with U.S. customs regulations; our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions; the possibility that additional information may arise, that would require us to make further adjustments or revisions to our historical financial statements or delay the filing of our current financial statements; actions of activist shareholders; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our other filings with the Securities and Exchange Commission. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Welbilt Reports 2020 Second Quarter Operating Results

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

Welbilt Reports 2020 Second Quarter Operating Results

WELBILT, INC.
Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$206.0	$426.3	$534.9	$801.6
Cost of sales	137.6	270.0	351.7	518.8
Gross profit	68.4	156.3	183.2	282.8
Selling, general and administrative expenses	56.8	87.8	143.3	176.1
Amortization expense	9.6	9.9	19.3	19.4
Restructuring and other expenses	1.2	1.4	8.0	5.6
Loss from impairment and disposal of assets — net	0.1	—	11.3	—
Earnings from operations	0.7	57.2	1.3	81.7
Interest expense	19.1	24.5	40.4	48.5
Other expense — net	6.8	5.6	1.4	8.6
(Loss) earnings before income taxes	(25.2)	27.1	(40.5)	24.6
Income taxes	(7.8)	7.1	(8.0)	7.2
Net (loss) earnings	$(17.4)	$20.0	$(32.5)	$17.4
Per share data:
(Loss) earnings per share — Basic	$(0.12)	$0.14	$(0.23)	$0.12
(Loss) earnings per share — Diluted	$(0.12)	$0.14	$(0.23)	$0.12
Weighted average shares outstanding — Basic	141,502,737	140,992,451	141,466,676	140,803,382
Weighted average shares outstanding — Diluted	141,502,737	141,416,768	141,466,676	141,302,686

Welbilt Reports 2020 Second Quarter Operating Results

WELBILT, INC.
Consolidated Balance Sheets
(In millions, except share and per share data)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$139.5	$130.7
Restricted cash	0.2	—
Accounts receivable, less allowance of $5.9 and $4.0, respectively	137.8	183.6
Inventories — net	208.0	186.4
Prepaids and other current assets	60.9	28.2
Total current assets	546.4	528.9
Property, plant and equipment — net	125.1	127.5
Operating lease right-of-use assets	37.3	39.9
Goodwill	932.7	933.1
Other intangible assets — net	475.8	507.7
Other non-current assets	26.9	28.2
Total assets	$2,144.2	$2,165.3
Liabilities and equity
Current liabilities:
Trade accounts payable	$83.2	$104.4
Accrued expenses and other liabilities	139.8	192.4
Current portion of long-term debt and finance leases	2.7	1.2
Product warranties	31.5	33.3
Total current liabilities	257.2	331.3
Long-term debt and finance leases	1,495.8	1,403.1
Deferred income taxes	88.6	81.9
Pension and postretirement health liabilities	28.6	32.8
Operating lease liabilities	26.6	29.1
Other long-term liabilities	32.3	34.1
Total non-current liabilities	1,671.9	1,581.0
Commitments and contingencies
Total equity:
Common stock ($0.01 par value, 300,000,000 shares authorized, 141,511,231 shares and 141,213,995 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(28.9)	(31.0)
Retained earnings	291.6	324.5
Accumulated other comprehensive loss	(48.6)	(41.5)
Treasury stock, at cost, 58,395 shares and 58,935 shares, as of June 30, 2020 and December 31, 2019, respectively	(0.4)	(0.4)
Total equity	215.1	253.0
Total liabilities and equity	$2,144.2	$2,165.3

Welbilt Reports 2020 Second Quarter Operating Results

WELBILT, INC.
Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net (loss) earnings	$(32.5)	$17.4
Adjustments to reconcile net (loss) earnings to cash used in operating activities:
Depreciation expense	10.4	11.1
Amortization of intangible assets	20.0	19.4
Amortization of debt issuance costs	2.4	2.3
Deferred income taxes	7.6	0.5
Stock-based compensation expense	1.0	4.7
Loss from impairment and disposal of assets	11.3	—
Pension settlement	—	1.2
Gain on remeasurement of debt and other realized foreign currency derivative	—	(0.3)
Changes in operating assets and liabilities:
Accounts receivable	42.9	(384.4)
Inventories	(24.4)	(9.4)
Other assets	(28.0)	(3.5)
Trade accounts payable	(19.7)	(35.2)
Other current and long-term liabilities	(55.4)	(5.8)
Net cash used in operating activities	(64.4)	(382.0)
Cash flows from investing activities
Cash receipts on beneficial interest in sold receivables	—	280.7
Capital expenditures	(10.5)	(10.1)
Acquisition of intangible assets	(0.2)	—
Proceeds from maturity of short-term investment	—	32.0
Other	(3.9)	0.6
Net cash (used in) provided by investing activities	(14.6)	303.2
Cash flows from financing activities
Proceeds from long-term debt	153.0	274.9
Repayments on long-term debt and finance leases	(58.6)	(164.8)
Debt issuance costs	(2.1)	—
Repayment of short-term borrowings	—	(15.0)
Payment of contingent consideration	—	(0.8)
Exercises of stock options	1.1	2.6
Payments on tax withholdings for equity awards	(0.7)	(2.0)
Net cash provided by financing activities	92.7	94.9
Effect of exchange rate changes on cash	(4.7)	—
Net increase in cash and cash equivalents and restricted cash	9.0	16.1
Balance at beginning of period	130.7	73.2
Balance at end of period	$139.7	$89.3

(Continued)

Welbilt Reports 2020 Second Quarter Operating Results

WELBILT, INC.
Consolidated Statements of Cash Flows (Continued)
(In millions)

	Six Months Ended June 30,
	2020	2019
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$14.4	$19.7
Cash paid for interest, net of related hedge settlements	$40.3	$34.4

Supplemental disclosures of non-cash activities:
Non-cash investing activity: Beneficial interest obtained in exchange for securitized receivables	$—	$238.6
Non-cash financing activity: Reassessments and modifications of right-of-use assets and lease liabilities and assets obtained through leasing arrangements	$6.8	$8.9

Welbilt Reports 2020 Second Quarter Operating Results

Business Segments

During the first quarter of 2020, the Company revised the allocation of certain of its functional expenses between the corporate-level and the geographic business segments. Management believes the revised allocation methodology better aligns the operating results of the geographic business segments with how management assesses performance and makes operating decisions. The prior period segment results and related disclosures have been recast to conform to the current period presentation. These changes did not impact the Company's previously reported consolidated financial results.

(in millions, except percentage data)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales:
Americas	$158.6	$335.9	$409.1	$611.0
EMEA	45.6	98.8	135.6	205.5
APAC	42.2	60.1	93.5	114.9
Elimination of intersegment sales	(40.4)	(68.5)	(103.3)	(129.8)
Total net sales	$206.0	$426.3	$534.9	$801.6

Segment Adjusted Operating EBITDA:
Americas	$18.7	$72.7	$71.0	$117.2
EMEA	5.5	18.3	19.1	36.5
APAC	5.7	7.3	13.9	15.2
Total Segment Adjusted Operating EBITDA	29.9	98.3	104.0	168.9
Corporate and unallocated expenses	(10.1)	(15.5)	(38.7)	(36.0)
Amortization expense	(10.0)	(9.9)	(20.0)	(19.4)
Depreciation expense	(5.2)	(6.0)	(10.4)	(10.9)
Transaction costs (1)	—	(0.2)	(0.1)	(0.6)
Other items (2)	(0.3)	—	(3.4)	(0.8)
Transformation Program expense (3)	(2.6)	(7.7)	(14.2)	(13.5)
Restructuring activities (4)	(0.9)	(1.8)	(4.6)	(6.0)
Loss from impairment and disposal of assets — net	(0.1)	—	(11.3)	—
Earnings from operations	0.7	57.2	1.3	81.7
Interest expense	(19.1)	(24.5)	(40.4)	(48.5)
Other expense — net	(6.8)	(5.6)	(1.4)	(8.6)
(Loss) earnings before income taxes	$(25.2)	$27.1	$(40.5)	$24.6
(1) Transaction costs are associated with acquisition-related transaction and integration activities. Transaction costs recorded in "Cost of Sales" include $0.2 million related to inventory fair value purchase accounting adjustments for the six months ended June 30, 2019. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million for the six months ended June 30, 2020, and $0.2 million and $0.4 million for the three and six months ended June 30, 2019, respectively.

(2) Other items are costs which are not representative of our operational performance. For the three and six months ended June 30, 2020, other items represent the changes in the loss contingency estimate of amounts due for custom duties, fees and interest on previously imported products of $0.3 million and $3.4 million, respectively, which are included in "Restructuring and other expenses." For the six months ended June 30, 2019, the amount includes other professional fees of $0.8 million, which are included in "Selling, general and administrative expenses."

(3) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three and six months ended June 30, 2020, $0.3 million and $1.1 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2019, $0.2 million for each period are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, $2.3 million and $13.1 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2019, $7.5 million and $13.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

(4) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three months ended June 30, 2020, a recovery of $0.1 million was recorded in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million included in "Cost of Sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, these costs include severance and related costs of $1.0 million and $4.6 million. Comparatively. for the three and six months ended June 30, 2019, these costs were $1.4 million and $5.6 million, respectively. Severance and related costs are included in "Restructuring and other expenses" in the Consolidated Statements of Operations.

Welbilt Reports 2020 Second Quarter Operating Results

(in millions, except percentage data)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Adjusted Operating EBITDA % by segment (5):
Americas	11.8%	21.6%	17.4%	19.2%
EMEA	12.1%	18.5%	14.1%	17.8%
APAC	13.5%	12.1%	14.9%	13.2%
(5) Adjusted Operating EBITDA % is calculated by dividing Adjusted Operating EBITDA by net sales for each respective segment.

Third-party net sales by geographic area (6):
United States	$135.6	$279.1	$340.0	$504.1
Other Americas	11.0	26.4	29.5	46.7
EMEA	34.7	76.3	103.9	164.9
APAC	24.7	44.5	61.5	85.9
Total net sales by geographic area	$206.0	$426.3	$534.9	$801.6
(6) Net sales in the section above are attributed to geographic regions based on location of customer.

Welbilt Reports 2020 Second Quarter Operating Results

NON-GAAP FINANCIAL MEASURES

In this release, we use certain non-GAAP financial measures discussed below to evaluate our results of operations, financial condition and liquidity. We believe that the presentation of these non-GAAP financial measures, when viewed as a supplement to our results prepared in accordance with U.S. GAAP, provides useful information to investors in evaluating the ongoing performance of our operating businesses, provides greater transparency into our results of operations and is consistent with how management evaluates operating performance and liquidity. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data we make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net earnings, earnings from operations, net cash used in operating activities, net sales or any other measures derived in accordance with U.S. GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for financial measures presented in accordance with U.S. GAAP. The presentation of our non-GAAP financial measures may change from time to time, including as a result of changed business conditions, new accounting rules or otherwise. Further, our use of these terms may vary from the use of similarly-titled measures by other companies due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We do not provide reconciliations of our forward-looking Adjusted Operating EBITDA margin and Adjusted Diluted Net Earnings Per Share guidance, which are presented on a non-GAAP basis, to the most directly comparable GAAP financial measure because the combined impact and timing of certain potential charges or gains is inherently uncertain, outside of our control and difficult to predict. Accordingly, we cannot provide reconciliations without unreasonable effort and are unable to determine the probable significance of the unavailable information.

Free Cash Flow

In this release, we refer to Free Cash Flow, a non-GAAP measure, as our net cash provided by or used in operating activities less capital expenditures plus cash receipts on our beneficial interest in sold receivables and the related impact of terminating our accounts receivable securitization program during the first quarter of 2019. We believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally to fund our debt repayments, acquisitions, dividends and share repurchases, if any. Free Cash Flow reconciles to net cash used in operating activities presented in our Consolidated Statements of Cash Flows presented in accordance with U.S. GAAP as follows:

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$8.1	$(25.0)	$(64.4)	$(382.0)
Capital expenditures	(4.9)	(5.3)	(10.5)	(10.1)
Cash receipts on beneficial interest in sold receivables (1)	—	84.7	—	280.7
Termination of accounts receivable securitization program (2)	—	—	—	96.9
Free Cash Flow	$3.2	$54.4	$(74.9)	$(14.5)
(1) Represents the cash receipts from the beneficial interest on sold receivables within the accounts receivable securitization program and were classified as “Cash flows from investing activities” in the Consolidated Statements of Cash Flows through final settlement of the program in the second quarter of 2019.
(2) Represents the increase in accounts receivable resulting from the termination of the accounts receivable securitization program during the first quarter of 2019, which is reflected in "Cash flows from operating activities" in the Consolidated Statements of Cash Flows.

Welbilt Reports 2020 Second Quarter Operating Results

Adjusted Operating EBITDA

In addition to analyzing our operating results on a U.S. GAAP basis, management also reviews our results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as net earnings before interest expense, income taxes, other income or expense, depreciation and amortization expense plus certain other items such as loss from impairment of assets, gain or loss from disposal of assets, restructuring activities, loss on modification or extinguishment of debt, acquisition-related transaction and integration costs, Transformation Program expense and certain other items. Management uses Adjusted Operating EBITDA as the basis on which we evaluate our financial performance and make resource allocations and other operating decisions. Management considers it important that investors review the same operating information used by management.

The Company's Adjusted Operating EBITDA reconciles to net earnings as presented in the Consolidated Statements of Operations in accordance with U.S. GAAP as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) earnings	$(17.4)	$20.0	$(32.5)	$17.4
Income taxes	(7.8)	7.1	(8.0)	7.2
Other expense — net	6.8	5.6	1.4	8.6
Interest expense	19.1	24.5	40.4	48.5
Earnings from operations	0.7	57.2	1.3	81.7
Loss from impairment and disposal of assets — net	0.1	—	11.3	—
Restructuring activities (1)	0.9	1.8	4.6	6.0
Amortization expense	10.0	9.9	20.0	19.4
Depreciation expense	5.2	6.0	10.4	10.9
Transformation Program expense (2)	2.6	7.7	14.2	13.5
Transaction costs (3)	—	0.2	0.1	0.6
Other items (4)	0.3	—	3.4	0.8
Total Adjusted Operating EBITDA	$19.8	$82.8	$65.3	$132.9

Adjusted Operating EBITDA margin (5)	9.6%	19.4%	12.2%	16.6%
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three months ended June 30, 2020, a recovery of $0.1 million was recorded in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million included in "Cost of Sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, these costs include severance and related costs of $1.0 million and $4.6 million. Comparatively, for the three and six months ended June 30, 2019, these costs were $1.4 million and $5.6 million, respectively. Severance and related costs are included in "Restructuring and other expenses" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three and six months ended June 30, 2020, $0.3 million and $1.1 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2019, $0.2 million for each period are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, $2.3 million and $13.1 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2019, $7.5 million and $13.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs are associated with acquisition-related transaction and integration activities. Transaction costs recorded in "Cost of Sales" include $0.2 million related to inventory fair value purchase accounting adjustments for the six months ended June 30, 2019. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million for the six months ended June 30, 2020, respectively, and $0.2 million and $0.4 million for the three and six months ended June 30, 2019, respectively.
(4) Other items are costs which are not representative of our operational performance. For the three and six months ended June 30, 2020, other items represent the changes in the loss contingency estimate of amounts due for custom duties, fees and interest on previously imported products of $0.3 million and $3.4 million, respectively, which are included in "Restructuring and other expenses." For the six months ended June 30, 2019, the amount includes other professional fees of $0.8 million, which are included in "Selling, general and administrative expenses."
(5) Adjusted Operating EBITDA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales.

Welbilt Reports 2020 Second Quarter Operating Results

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

We define Adjusted Net Earnings as net earnings before the impact of certain items, such as loss on modification or extinguishment of debt, gain or loss from impairment and disposal of assets, restructuring activities, separation expense, Transformation Program expense, acquisition-related transaction and integration costs, certain other items, expenses associated with pension settlements, foreign currency transaction gain or loss and the tax effect of the aforementioned adjustments, as applicable. Adjusted Diluted Net Earnings Per Share for each period represents Adjusted Net Earnings while giving effect to all potentially dilutive shares of common stock that were outstanding during the period. We believe these measures are useful to investors in assessing the ongoing performance of our underlying businesses before the impact of certain items.

The following tables present Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share reconciled to net earnings and diluted net earnings per share, respectively, presented in accordance with U.S. GAAP:

(in millions, except share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) earnings	$(17.4)	$20.0	$(32.5)	$17.4
Loss from impairment and disposal of assets — net	0.1	—	11.3	—
Restructuring activities (1)	0.9	1.8	4.6	6.0
Transformation Program expense (2)	2.6	7.7	14.2	13.5
Transaction costs (3)	—	0.2	0.1	0.6
Other items (4)	0.3	—	3.4	0.8
Pension settlement (5)	—	—	—	1.2
Foreign currency transaction loss (gain) (6)	5.7	4.2	(2.0)	5.0
Tax effect of adjustments (7)	(2.1)	(3.1)	(7.6)	(6.3)
Total Adjusted Net (Loss) Earnings	$(9.9)	$30.8	$(8.5)	$38.2

Per share basis
Diluted net (loss) earnings	$(0.12)	$0.14	$(0.23)	$0.12
Loss from impairment and disposal of assets — net	—	—	0.08	—
Restructuring activities (1)	—	0.01	0.03	0.04
Transformation Program expense (2)	0.02	0.05	0.10	0.10
Transaction costs (3)	—	—	—	—
Other items (4)	—	—	0.02	0.01
Pension settlement (5)	—	—	—	0.01
Foreign currency transaction loss (gain) (6)	0.04	0.04	(0.01)	0.03
Tax effect of adjustments (7)	(0.01)	(0.02)	(0.05)	(0.04)
Total Adjusted Diluted Net (Loss) Earnings	$(0.07)	$0.22	$(0.06)	$0.27
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three months ended June 30, 2020, a recovery of $0.1 million was recorded in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million included in "Cost of Sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, these costs include severance and related costs of $1.0 million and $4.6 million. Comparatively, for the three and six months ended June 30, 2019, these costs were $1.4 million and $5.6 million, respectively. Severance and related costs are included in "Restructuring and other expenses" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three and six months ended June 30, 2020, $0.3 million and $1.1 million are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2019, $0.2 million for each period are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, $2.3 million and $13.1 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2019, $7.5 million and $13.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs are associated with acquisition-related transaction and integration activities. Transaction costs recorded in "Cost of Sales" include $0.2 million related to inventory fair value purchase accounting adjustments for the six months ended June 30, 2019. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million for the six months ended June 30, 2020, respectively, and $0.2 million and $0.4 million for the three and six months ended June 30, 2019, respectively.

Welbilt Reports 2020 Second Quarter Operating Results

(4) Other items are costs which are not representative of our operational performance. For the three and six months ended June 30, 2020, other items represent the changes in the loss contingency estimate of amounts due for custom duties, fees and interest on previously imported products of $0.3 million and $3.4 million, respectively, which are included in "Restructuring and other expenses." For the six months ended June 30, 2019, the amount includes other professional fees of $0.8 million, which are included in "Selling, general and administrative expenses."
(5) Pension settlement represents a non-cash pension settlement loss of $1.2 million incurred during the six months ended June 30, 2019, resulting from the settlement of a portion of our United Kingdom pension obligations.
(6) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign currency exchange contracts not designated as hedging instruments for accounting purposes.
(7) The tax effect of adjustments is determined using the statutory tax rates for the countries comprising such adjustments.

Third-party Net Sales and Organic Net Sales

In this release, we define Third-party Net Sales as net sales for the segment excluding intersegment sales and Organic Net Sales as net sales before the impacts of acquisitions and foreign currency translations during the period. We believe the Third-party Net Sales and Organic Net Sales measures are useful to investors in assessing the ongoing performance of our underlying businesses. The change in third-party Net Sales and Organic Net Sales reconcile to the change in net sales presented in accordance with U.S. GAAP as follows:

	For the Three Months Ended June 30, 2020 vs. 2019
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	(52.1)%	(55.1)%	(38.1)%	(51.2)%
Impact of foreign currency translation(1)	(0.3)%	(0.9)%	(1.6)%	(0.5)%
Third-party Net Sales	(52.4)%	(56.0)%	(39.7)%	(51.7)%

	For the Six Months Ended June 30, 2020 vs. 2019
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	(33.1)%	(35.6)%	(24.0)%	(32.6)%
Impact of foreign currency translation(1)	(0.3)%	(1.6)%	(1.3)%	(0.7)%
Third-party Net Sales	(33.4)%	(37.2)%	(25.3)%	(33.3)%
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.

Welbilt Reports 2020 Second Quarter Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Consolidated:
Net sales	$246.4	$494.8	$638.2	$931.4
Less: Intersegment sales	(40.4)	(68.5)	(103.3)	(129.8)
Net sales (as reported)	206.0	426.3	534.9	801.6
Impact of foreign currency translation(1)	2.2	—	5.1	—
Organic net sales	$208.2	$426.3	$540.0	$801.6

Americas:
Net sales	$158.6	$335.9	$409.1	$611.0
Less: Intersegment sales	(14.6)	(33.3)	(47.0)	(67.6)
Third-party net sales	144.0	302.6	362.1	543.4
Impact of foreign currency translation(1)	0.8	—	1.2	—
Total Americas organic net sales	$144.8	$302.6	$363.3	$543.4

EMEA:
Net sales	$45.6	$98.8	$135.6	$205.5
Less: Intersegment sales	(11.6)	(21.5)	(30.0)	(37.3)
Third-party net sales	34.0	77.3	105.6	168.2
Impact of foreign currency translation(1)	0.7	—	2.7	—
Total EMEA organic net sales	34.7	$77.3	$108.3	$168.2

APAC:
Net sales	$42.2	$60.1	$93.5	$114.9
Less: Intersegment sales	(14.2)	(13.7)	(26.3)	(24.9)
Third-party net sales	28.0	46.4	67.2	90.0
Impact of foreign currency translation(1)	0.7	—	1.2	—
Total APAC organic net sales	$28.7	$46.4	$68.4	$90.0
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.